_____________________________________________________________________________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM N8-A
_________
NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration, submit the following information:

Name:  Hypo Lending

Address of Principal Business Office (No. & Street, City, State, Zip
Code):  250 N G Street, San Bernardino, California 92410

Telephone Number (including area code):  (714) 687-6870

Name and address of agent for service of process: Bart Lao, 525 N. Azusa Avenue, Suite 212, City of Industry, California 91744

Check Appropriate Box:

Registrant if filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N8A: Yes x No

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SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of San Bernardino and the State of California on the 25th day of August 2017.

                                      Hypo Lending

                                      By: /s/  Wendyfer Zhong
                                               Wendyfer Zhong
                                               Chief Executive Officer


Attest: /s/  Wendyfer Zhong
             Wendyfer Zhong
             Principal Financial Officer